Exhibit 5.1

April 4, 2022

Kinetik Holdings Inc.

2700 Post Oak Blvd., Suite 300

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel for Kinetik Holdings Inc., a Delaware corporation (the “Company”) in connection with the registration of the sale of up to 15,000,000 shares of Class A common stock, par value $0.0001 per share (the “Shares”), which may be issued pursuant to the Company’s Dividend and Distribution Reinvestment Plan (the “Plan”), pursuant to the Company’s registration statement on Form S-3 filed on the date hereof by the Company (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the rendering of the opinions hereinafter set forth, we have examined (i) executed copies of the organizational documents of the Company; (ii) the Registration Statement; (iii) the prospectus included in the Registration Statement dated the date of the Registration Statement (the “Prospectus”); (iv) the Plan, (v) resolutions of the Board of Directors of the Company; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and all Shares will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the Prospectus.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefor as provided in the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com